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                                                                Exhibit 11.01



                             CARDINAL HEALTH, INC.
                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                     (In thousands, except per share data)



                                                     3-Months Ended                    9-Months Ended
                                               -------------------------         --------------------------
                                                 March 31,     March 31,          March 31,      March 31,
                                                   1994           1993              1994           1993
                                                ----------   -----------         -----------    -----------

Weighted Average Number of
    Common Shares Outstanding                     29,089          23,791            28,036          23,722

Net Effect of Dilutive Stock Options and Warrants  2,615           3,711             3,480           3,758

Effect of Assumed Conversion of 7 1/4%
    Convertible Subordinated Debentures                            3,426                             3,426


Weighted Average Number of Common             ----------      ----------        ----------      ----------
    Shares Outstanding-Fully Diluted              31,704          30,928            31,516          30,906
                                              ==========      ==========        ==========      ==========

Net Earnings (Loss) Available for Common
    Shares                                     $  (9,096)       $  8,942          $ 17,284        $ 27,507

Add 7-1/4% Convertible Subordinated
    Debenture Interest, Net of Income
    Tax Effect                                                       816                             2,448
                                              ----------      ----------        ----------      ----------
Total                                          $  (9,096)       $  9,758          $ 17,284        $ 29,955
                                              ==========      ==========        ==========      ==========

Per Share Amount                               $    (.29)       $    .32          $    .55        $    .97
                                              ==========      ==========        ==========      ==========
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